EXHIBIT 15.6

October 31, 2025

The Board of Directors of
Eastern Energy Gas Holdings, LLC
10700 Energy Way
Glen Allen, Virginia 23060

We are aware that our report dated October 31, 2025, on our review of the interim financial information of Eastern Energy Gas Holdings, LLC appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, is incorporated by reference in Registration Statement No. 333-276072 on Form S-3.

/s/ Deloitte & Touche LLP

Richmond, Virginia